Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

The Board of Directors

China Lending Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of China Lending Corporation (the “Company”) of our report dated March 3, 2017, with respect to the Company’s consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, which appears in this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/ UHY LLP

New York, New York

March 6, 2018